Exhibit 10.2

SUBLEASE AGREEMENT

(Linden, NJ)

This Sublease Agreement (“Sublease”), dated as of June 9, 2023 (the “Effective Date”), is entered into between Blue Apron, LLC, a Delaware limited liability company (“Sublandlord”) and FreshRealm, Inc., a Delaware corporation (“Subtenant” and, together with Sublandlord, collectively referred herein as the “Parties” or individually as a “Party”).

RECITALS

WHEREAS, Duke Linden, LLC, a Delaware limited liability company (“Prime Landlord”), as landlord, and Sublandlord (formerly known as Blue Apron, Inc.), as tenant, are parties to that certain Lease dated March 21, 2016, as amended by (i) that certain First Amendment to Lease dated January 20, 2017, and (ii) that certain Second Amendment to Lease dated October 2, 2017 (collectively, the “Primary Lease”);

WHEREAS, pursuant to the Primary Lease, Sublandlord leased those certain premises (“Demised Premises”) more particularly described in the Primary Lease and located in the building having a street address of 901 W. Linden Avenue, Linden, New Jersey 07036 (the “Building”);

WHEREAS, under the terms of that certain Asset Purchase Agreement dated June 9, 2023, by and between Sublandlord and Subtenant (“Asset Purchase Agreement”), Sublandlord has agreed to sell, transfer and convey to Subtenant and Subtenant has agreed to purchase from Sublandlord certain of Sublandlord’s production and fulfillment assets and contractual obligations used in Sublandlord’s operations in the Demised Premises; and

WHEREAS, by execution of this Sublease, Sublandlord desires to effect a sublease of all of the Demised Premises under the Primary Lease to Subtenant, and Subtenant desires to accept a sublease of the Demised Premises, in accordance with the terms and conditions of this Sublease.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Demise. Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, the Demised Premises (“Subleased Premises”). Except as otherwise provided in Section 3.12 of the Asset Purchase Agreement, the Subleased Premises shall be delivered in its “as is where is and with all faults,” without representation or warranty, express or implied. Sublandlord shall have no obligation under this Sublease to make any improvements in or to the Subleased Premises.

2.            Term. The term of this Sublease (“Term”) shall commence on the Effective Date (“Sublease Commencement Date”), and shall expire at midnight on December 31, 2024 (“Sublease Expiration Date”), unless extended or sooner terminated or cancelled in accordance with the terms and conditions of this Sublease. Notwithstanding the foregoing, effective on the Triggering Date (if any, as defined below), the Sublease Expiration Date shall be deemed automatically extended to August, 31, 2026. Notwithstanding anything herein to the contrary, Subtenant shall have the option of terminating this Sublease if: (i) that certain Production and Fulfillment Agreement dated June 9, 2023, by and between Subtenant and Sublandlord (the “Production and Fulfillment Agreement”) is terminated pursuant to Section 15(b) of the Production and Fulfillment Agreement by Subtenant; provided however the Subtenant shall not have the right to terminate or cancel this Sublease in accordance with this clause (i) during any period that the Production and Fulfillment Agreement remains in effect under the terms of Section 15(d) thereof, (ii) that certain Transition Services Agreement dated June 9, 2023, by and between Subtenant and Sublandlord (the “TSA”) is terminated by Subtenant pursuant to Section 4(a)(ii) of the TSA, or (iii) that certain Technology License Agreement dated June 9, 2023, by and between Subtenant and Sublandlord is terminated by Subtenant for any reason. Subtenant may exercise such option by providing at least thirty days prior written notice to Sublandlord of such election.

3.            Permitted Use. Subtenant shall use and occupy the Subleased Premises in accordance with, and as permitted under, the terms of the Primary Lease.

4.            Payment of Base Rent. Commencing on the Sublease Commencement Date, and thereafter on the first day of each month during the Term, Subtenant shall pay to Sublandlord, on or before the first day of each month, in lawful money of the United States, base monthly rent (“Base Rent”) in accordance with the base rent schedule set forth below. Notwithstanding the foregoing, in the event that Sublandlord is delinquent in the payment of Base Rent to the Prime Landlord, then Subtenant may be permitted, at Prime Landlord’s sole election, to pay Prime Landlord the Base Rent and such payment shall be deemed a payment to Sublandlord under this Sublease. Base Rent payments for any partial month at the beginning or end of the Term shall be prorated.

Months	Monthly Base Rent
June 1, 2023 – Aug. 31, 2023	$349,421.00
Sept. 1, 2023 -Aug. 31, 2024	$356,409.43
Sept. 1, 2024 – Aug. 31, 2025	$363,537.60
Sept. 1, 2025 – Aug. 31, 2026	$370,808.37

5.            Additional Rent. In addition to Base Rent, commencing on the Sublease Commencement Date and continuing throughout the Term of this Sublease, Subtenant shall pay to Sublandlord the “Operating Expenses” (as defined in the Primary Lease) and the “Real Estate Taxes” (as defined in the Primary Lease) that Sublandlord is responsible to pay under the Primary Lease. All payments due to Sublandlord under this Sublease, shall constitute “Additional Rent,” and upon failure of Subtenant to pay any such costs, charges or expenses, Sublandlord shall have the same rights and remedies as otherwise provided in the Primary Lease for the failure of Subtenant to pay rent. If Sublandlord shall receive any refund for Additional Rent or sums paid under the Primary Lease, Subtenant shall be entitled to the return of its pro rata share thereof. Sublandlord shall, upon request by Subtenant, furnish Subtenant with copies of all statements submitted by Prime Landlord of actual or estimated Additional Rent or sums. Subtenant shall pay before delinquency any and all taxes, assessments, licenses, fees and public charges levied, assessed or imposed and which become payable during the Term upon any fixtures, furniture, leasehold improvements, appliances and personal property installed or located in or about the Subleased Premises. To the extent Sublandlord is billed directly for the foregoing amounts, then Subtenant shall pay to Sublandlord the total of such amounts within thirty (30) days of receipt of invoice from Sublandlord, which invoice shall be accompanied by any invoice, documents or information relating to such amounts.

6.            Late Charges; Default Interest. If any sums payable by Subtenant to Sublandlord under this Sublease are not received within five (5) days of Subtenant receiving notice that the amounts are past due, Subtenant shall pay Sublandlord an amount equal to five percent (5%) of the delinquent amount for the cost of collecting such late payment in addition to the amount due and as Additional Rent. All delinquent sums not paid by Subtenant within five (5) days of Subtenant receiving notice that the amounts are past due shall bear interest at the rate the Sublandlord would pay the Landlord under the Primary Lease for an equivalent default. Interest on all delinquent amounts shall be calculated from the original due date to the date of payment.

7.            Incorporation of Primary Lease by Reference.

(a)            The terms, covenants, and conditions of the Primary Lease are incorporated herein by reference, except to the extent they are expressly deleted or modified by the provisions of this Sublease. Subtenant acknowledges that Sublandlord has provided Subtenant with a full and complete copy of the Primary Lease, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference. Every term, covenant, and condition of the Primary Lease binding on or inuring to the benefit of Prime Landlord shall, in respect of this Sublease, be binding on or inure to the benefit of Sublandlord and every term, covenant, and condition of the Primary Lease binding on or inuring to the benefit of Sublandlord shall, in respect of this Sublease, be binding on and inure to the benefit of Subtenant. Whenever the term “Landlord” or “Lessor” appears in the Primary Lease, the word “Sublandlord” shall be substituted therefore; whenever the term “Tenant” or “Lessee” appears in the Primary Lease, the word “Subtenant” shall be substituted therefore, it being understood and agreed that Sublandlord will not be acting as, or assuming any of the responsibilities of, Prime Landlord, and all references in the Primary Lease to Landlord-provided services or Landlord insurance requirements, and any other references which by their nature relate to the owner or operator of the Building, rather than to a tenant of the Building subleasing space to a subtenant, shall continue to be references to Prime Landlord and not to Sublandlord; and whenever the word “Premises” appears in the Primary Lease, the word “Subleased Premises” shall be substituted therefore. Notwithstanding the foregoing: (i) the terms, covenants, and conditions of the Primary Lease are not incorporated into this Sublease to the extent that any terms, covenants, and conditions of the Primary Lease are inconsistent with or modified by the agreements and understanding expressed in this Sublease; and (ii) the following numbered paragraphs of the Primary Lease shall not apply to this Sublease: Sections 1.01(d), 1.01(e), 1.01(g), 1.01(h), 1.01(i), 1.01(j), 2.01, 2.02, 4.01, 4.02, 4.03, 17.01, 17.02, 17.02(b), Exhibit B and Exhibit F.

(b)            Except as expressly excluded herein, Subtenant covenants and agrees during the term of this Sublease to perform all of the obligations of Tenant under the Primary Lease with respect to the Subleased Premises or Subtenant’s use thereof. Subtenant shall carry the insurance required under the Primary Lease and shall name as additional insured: Sublandlord, Prime Landlord , and any other additional insureds of which Sublandlord has provided Subtenant with written notice of. If Subtenant shall fail to make any payment or perform any act required to be made or performed by Subtenant under the Primary Lease pursuant to Subtenant’s assumption of Sublandlord’s obligations thereunder as they relate to the Subleased Premises, and such default is not cured by Subtenant by the first to occur of (i) one-half of the period specified in the Primary Lease for curing such default, or (ii) five (5) days prior to the expiration of such Primary Lease cure period, Sublandlord, without waiving or releasing any obligation or default hereunder, may (but shall be under no obligation to) make such payment or perform such act for the account and at the expense of Subtenant, and may take any and all such actions as Sublandlord in its sole discretion deems necessary or appropriate to accomplish such cure. If Sublandlord shall reasonably incur any expense in remedying such default, Sublandlord shall be entitled to recover such sums plus an administrative charge of ten percent (10%) of such sums upon demand from Subtenant as Additional Rent under this Sublease. Neither Sublandlord nor Subtenant shall permit or perform any act or omission that would constitute a breach or default under the Primary Lease. If the Primary Lease terminates, this Sublease shall terminate and the Parties shall be relieved from all liabilities and obligations under this Sublease; provided, however, that if the Primary Lease or this Sublease terminates as a result of a default of Subtenant (provided that such termination is not caused by or arising out of a default or breach by Sublandlord of its covenants, agreements, terms, conditions and obligations under this Sublease or Primary Lease), then Subtenant shall be liable to Sublandlord for actual damages suffered by Sublandlord as a result of the termination of the Primary Lease or this Sublease. Moreover, if the Primary Lease or this Sublease terminates as a result of a default of Sublandlord (provided that such termination is not caused by or arising out of a default or breach by Subtenant of its covenants, agreements, terms, conditions and obligations under this Sublease or the Primary Lease), then Sublandlord shall be liable to Subtenant for actual damages suffered by Subtenant as a result of the termination of the Primary Lease or this Sublease. Sublandlord has not assumed and shall not be required to perform the obligations, conditions and covenants of the Landlord under the Primary Lease and the only services or utilities to which Subtenant is entitled under this Sublease are those to which Sublandlord is entitled under the Primary Lease. Sublandlord shall use reasonable efforts to enforce on behalf of Subtenant Sublandlord’s rights under the Primary Lease. Nothing contained in this Sublease shall be construed as a guarantee by Sublandlord of any of the obligations, covenants, warranties, agreements or undertakings of Prime Landlord in the Primary Lease, nor as an undertaking by Sublandlord to Subtenant on the same or similar terms as are contained in the Primary Lease.

(c)            If any of the express provisions of this Sublease shall conflict with any of the provisions of the Primary Lease, the provisions of the Sublease shall govern.

(d)            Sublandlord covenants and agrees during the term of this Sublease to immediately provide notice to Subtenant of any notice of default from the Prime Landlord to Sublandlord under the Primary Lease. Subtenant may have the option, in Prime Landlord’s sole discretion, to cure any such default by Sublandlord under the Primary Lease (provided that such default is not caused by or arising out of a default or breach by Subtenant of its covenants, agreements, terms, conditions and obligations under this Sublease) and to set off all reasonable costs incurred by Subtenant to cure any such default against Base Rent under this Sublease or any other funds owed by Subtenant to Sublandlord under any other agreement between the parties (including, but not limited to the Asset Purchase Agreement or TSA).

(e)            If for any reason the term of the Primary Lease is terminated prior to the Sublease Expiration Date, then this Sublease shall thereupon terminate. Notwithstanding any provision of this Sublease to the contrary, Sublandlord shall not voluntarily terminate the Primary Lease without Subtenant’s prior written consent, not to be unreasonably withheld, conditioned, or delayed.

8.            Representations. Each Party represents and warrants to the other that it has the power and authority to enter into this Sublease, and that this Sublease is the valid and binding obligation of each Party and is enforceable against it in accordance with its terms.

9.            Surrender. Subtenant agrees that at the expiration or sooner termination of this Sublease, (i) Subtenant shall quit and surrender the Subleased Premises to Sublandlord in good condition, broom clean, ordinary wear and tear excepted, and (ii) Subtenant shall, at its sole cost and expense, remove Subtenant’s personal property and trade fixtures from the Subleased Premises and restore any damage caused by the removal thereof. Subtenant shall not be required to remove any alterations or improvements by Sublandlord. The obligations of Subtenant hereunder shall survive the expiration or earlier termination of this Sublease. If Subtenant holds over after the expiration or sooner termination of this Sublease, then Subtenant shall be liable to Sublandlord for additional rent in the amount of 150% of the rent due and payable for the period immediately prior to such holdover, and in addition, Subtenant shall be liable to Sublandlord for all damages suffered by Sublandlord, including, without limitation, consequential damages.

10.            Indemnification.

(a)            Except to the extent caused by Sublandlord’s gross negligence or willful misconduct or to the extent resulting solely from the gross negligence or willful misconduct of the Sublandlord under the TSA, Subtenant shall indemnify, protect, defend (with counsel reasonably acceptable to Sublandlord) and hold Sublandlord, and its officers, employees, and agents harmless from and against any and all loss, liability, claims, damages, costs or expenses, including reasonable attorneys’ fees and costs arising out of or resulting from (i) any breach or default in the performance of any obligation on Subtenant’s part to be performed under the provisions of this Sublease, or (ii) any negligent act or willful misconduct of Subtenant or any of its agents, contractors, employees or invitees.

(b)            Except to the extent caused by Subtenant’s negligence or willful misconduct, Sublandlord shall indemnify, protect, defend (with counsel reasonably acceptable to Subtenant) and hold Subtenant, and its officers, employees and agents harmless from and against any and all loss, liability, claims, damages, costs or expenses, including reasonable attorneys’ fees and costs arising out of or resulting from (i) any breach or default in the performance of any obligation on Sublandlord’s part to be performed under the provisions of this Sublease, or (ii) any negligent act or willful misconduct of Sublandlord or any of its agents, contractors, employees or invitees.

(c)            Subtenant’s and Sublandlord’s obligations under this Section 10 shall survive the expiration or termination of this Sublease.

11.            Consents. Whenever the consent or approval of Sublandlord is required, Subtenant shall also be obligated to obtain the written consent or approval of Prime Landlord, if required under the terms of the Primary Lease. Sublandlord shall promptly make such consent request on behalf of Subtenant and Subtenant shall promptly provide any information or documentation that Prime Landlord may reasonably request.

12.            Assignment of Sublease or Subletting of Demised Premises. Subtenant shall not sublet all or any portion of the Subleased Premises or assign or otherwise transfer this Sublease, without the prior written consent of: (a) Sublandlord, which consent may be withheld in Sublandlord’s sole and absolute discretion; and (b) Prime Landlord, if required under the terms of the Primary Lease.

13.            Going Concern Determination. If: (a) there is no explanatory paragraph expressing substantial doubt by the Sublandlord’s third party auditors regarding Sublandlord’s ability to continue as a going concern as reported in Sublandlord’s Annual Report for the year ending December 31, 2023 (the “Form 10-K”) and there is a conclusion by Sublandlord’s management that there is no substantial doubt regarding Sublandlord’s ability to continue as a going concern as reported in Sublandlord’s Quarterly Report for the quarter ending September 30, 2024 (the “Form 10-Q”); or (b) there is an explanatory paragraph expressing substantial doubt by the Sublandlord’s third party auditors regarding Sublandlord’s ability to continue as a going concern as reported in the Form 10-K, but there is a conclusion by Sublandlord’s management that such substantial doubt regarding Sublandlord’s ability to continue as a going concern has been remediated in all material respects as reported in the Form 10-Q; then Sublandlord shall provide written notice to Subtenant of its unqualified representation of such facts by no later than the date on which Sublandlord files such Form 10-Q with the Securities and Exchange Commission (a “Going Concern Notice”).

14.            Alterations. Subtenant shall make no alteration, modification, addition, or improvement to the Subleased Premises, without (i) the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned, or delayed and (ii) to the extent required under the Primary Lease, the prior written consent of the Prime Landlord. The parties acknowledge and agree that Sublandlord may not reasonably object to an Alteration because such Alterations may facilitate production and fulfillment activity at the Subleased Premises by Subtenant for a party who may be a competitor with the goods and services of Sublandlord. All reasonable third party review costs incurred by Sublandlord or imposed by Prime Landlord with regard to proposed Alterations shall be reimbursed by Subtenant. In connection with such consent, Sublandlord and/or Prime Landlord may require in writing that Subtenant remove such Alterations and restore the Subleased Premises to substantially their condition on the Sublease Term Commencement Date, on or before the end of the Sublease Term, and if Subtenant fails to so remove any such Alterations and so restore the Subleased Premises as required, Subtenant shall forthwith pay on demand all reasonable costs and expenses incurred by Sublandlord and/or Prime Landlord in such removal or restoration. Notwithstanding anything to the contrary set forth herein, Subtenant shall not be responsible for the removal of any Alterations which Sublandlord and Prime Landlord specifically agree, in the consent to the making of such Alterations or otherwise, may remain in the Subleased Premises. If any Alterations are made without Sublandlord’s consent, then Prime Landlord or Sublandlord may remove the same, and may correct, repair and restore the Subleased Premises and any damage arising from such removal, and Subtenant shall be liable for any and all reasonable costs and expenses incurred by Prime Landlord or Sublandlord in the performance of this work.

15.            Extension of Sublease; Triggering Date; Option to Extend Primary Lease; Assignment of Primary Lease

(a)            Except in the event this Sublease expires or is sooner terminated pursuant to the terms of this Sublease, then effective upon the Triggering Date (if any, as defined below), the Sublease shall be deemed automatically extended to August 31, 2026. The term “Triggering Date” means the date which is the earlier of: (a) 30 days after Subtenant provides written notice to Sublandlord of its election to extend the Sublease; or (b) January 1, 2025, if Sublandlord has provided Subtenant with an unqualified Going Concern Notice as described in Section 13.

(b)            Except in the event this Sublease expires or is sooner terminated pursuant to the terms of this Sublease, if Subtenant provides notice to Sublandlord of its desire to extend the term of the Sublease for the Extension Term under the Primary Lease, then Sublandlord agrees to use commercially reasonable efforts to extend the term of the Primary Lease for the Extension Term (as defined in the Primary Lease). Subtenant agrees to provide notice of such election no later than 300 days prior to the expiration of the then term of the Primary Lease. In the event the Primary Lease is extended for the extension term, then the Sublease shall be automatically extended such that this Sublease shall be co-terminus with the term of the Primary Lease. Such extension of this Sublease shall be on all of the terms and conditions of this Sublease; provided, however, Base Rent and any other additional rent amounts shall be automatically adjusted to match the amounts payable by Sublandlord to Prime Landlord under the Primary Lease during the applicable Extension Term.

(c)            If the Triggering Date occurs then Sublandlord and Subtenant shall use commercially reasonable efforts to obtain the Prime Landlord’s consent to an assignment of the Primary Lease. The form of such assignment shall be in form mutually acceptable to Prime Landlord, and to Sublandlord and Subtenant, each acting reasonably and in good faith.

16.            Miscellaneous.

(a)            Intentionally omitted.

(b)            Force Majeure. In the event that a Party is unable to perform under this Sublease due to circumstances beyond its control, including without limitation, circumstances involving labor disputes, acts of God, acts or orders of any government, disturbances, war, terrorism, epidemic, pandemic, quarantine, transportation issues, import issues, supply issues, trade issues, weather, fire, or catastrophe (a “Force Majeure Event”) such Party will not be in breach of this Sublease while such Force Majeure Event is occurring. In the event of a Force Majeure Event, the non-performing Party shall give notice to the other Party stating the issue and the period of time the occurrence is expected to continue. The non-performing Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of the Force Majeure Event are minimized. The non-performing Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In no event shall Force Majeure execute or delay the timely payment of Sublandlord’s or Subtenant’s (as applicable) monetary obligations under this Sublease; insufficiency or lack of funds shall in no event be deemed a Force Majeure; and/or any obligation to obtain and maintain all insurance coverages required by this Sublease and the Primary Lease

(c)            Notices. Any notice, request, demand, or other communication required or permitted by this Sublease that is addressed as provided below will be deemed properly given (a) if delivered personally, when actually delivered; or (b) if sent by certified mail, or overnight courier or express mail, return receipt requested, when the return receipt indicates delivery was made; or (c) if sent by email, upon non-automated reply email or other written notice from the recipient confirming receipt. Addresses for notice appear below, and either Party may change its address for notice by written notice to the other.

Sublandlord: Blue Apron, LLC Attn: General Counsel 28 Liberty Street, 28th Floor New York, NY 100	Subtenant: FreshRealm, Inc. Attn.: Michael Lippold, CEO 1330 Calle Avanzado San Clemente, CA 92673

(d)            Governing Law; Arbitration. This Sublease shall be construed and enforced in accordance with the laws of the State in which the Demised Premise is located, without regard to its conflicts of laws principles. Any controversy or claim arising out of or relating to this Sublease, or the breach thereof, or any rights granted hereunder, shall be settled by binding arbitration in location where the Demised Premise is located. The arbitration shall be conducted by, and in accordance with the rules of JAMS (f/k/a Judicial Arbitration and Mediation Service), before a single arbitrator. The arbitration shall be the exclusive forum for resolving such dispute, controversy or claim. The decision of the arbitrator shall be binding upon the Parties hereto, and the expense of the arbitration (including, without limitation, the award of attorneys’ fees to the prevailing Party) shall be paid as the arbitrator determines. The decision of the arbitrator shall be final, and judgment upon the award of the arbitration may be entered in any court where the arbitration takes place or any court having jurisdiction thereof, and application may be made to any court for a judicial acceptance of the award or order of enforcement. Notwithstanding anything to the contrary contained herein, each Party shall have the right to institute judicial proceedings for equitable relief against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder, including but not limited to, rights regarding Confidential Information, through reformation of contract, specific performance, injunction or any similar equitable relief, and each Party agrees that it shall not contest or seek to stay such an action, and for such purposes, the Parties consent to the sole and exclusive jurisdiction of the state and federal courts in the state in which the Demised Premises is located, without limitation, and waive any defense of lack of personal jurisdiction to any action based on a breach of this Sublease and any right to a jury trial. If either Party commences any action or proceeding against the other Party to enforce this Sublease, the prevailing Party in such action or proceeding shall be entitled to recover from the other Party the actual attorneys’ fees, costs and expenses incurred by such prevailing Party in connection with such action or proceeding, and in connection with enforcing any judgment or order thereby obtained.

(e)            Independent Status. There is no relationship of partnership, joint venture, employment, franchise or agency between the Parties. Except as expressly provided in this Sublease, neither Party will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

(f)            Severability. If any provision of this Sublease shall be held to be prohibited or unenforceable by any applicable law or a decision of a court of competent jurisdiction, that provision shall be ineffective only to the extent and for the duration of the prohibition or unenforceability, without invalidating any of the remaining provisions.

(g)            Entire Agreement; Amendment. This Sublease contains the entire agreement of the Parties with respect to the subject matter hereof. All previous agreements and understandings between the Parties regarding the subject matter of this Sublease are hereby superseded. This Sublease may be modified only by an agreement of the Parties in writing.

(h)            No Waiver. The temporary, limited, or specific waiver of any term, provision, or condition of this Sublease or a breach thereof will not be considered a waiver of any other term, provision, or condition, or of any subsequent breach of the same term, provision, or condition.

(i)            Signatures. This Sublease may be signed in counterparts. An electronic transmission or a pdf of a signature page will be considered an original signature page. At the request of a Party, the other Party will confirm an electronically transmitted or pdf signature page by delivering an original signature page to the requesting Party.

(j)            Construction. Section headings are included for convenience, but shall not form a part of the Sublease or affect the interpretation of any part hereof. The word “including” is used in this Sublease in a non-exclusive sense and, unless otherwise expressly set forth, shall be interpreted as being illustrative and not limiting.

(k)            No Third Party Beneficiaries. This Sublease is entered into solely between, and may be enforced only by, Sublandlord and Subtenant and their permitted successors and assigns and this Sublease shall not be deemed to create any rights in third parties, or to create any obligations of a Party to any such third parties. Privity of estate and privity of contract shall be deemed created between Subtenant and Prime Landlord effective on the Triggering Date.

(l)            Brokers. Sublandlord represents and warrants to Subtenant that it has not dealt with any broker in connection with this Sublease other than CBRE, Inc., whose commission (if any) shall be payable by Sublandlord. Subtenant represents and warrants to Sublandlord that it has not dealt with any broker in connection with this Sublease. Each of Sublandlord and Subtenant agrees to indemnify, defend and hold the other harmless from and against any breach of the foregoing representation and warranty, and Sublandlord agrees to indemnify, defend and hold Subtenant harmless from and against any claim for a commission by CBRE, Inc.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Sublease to be executed as of the Effective Date.

SUBLANDLORD:

Blue Apron, LLC,
a Delaware limited liability company

By: Blue Apron Holdings, Inc., its Sole Member

By:	/s/ Linda Findley
Name: Linda Findley
Title: President and Chief Executive Officer

SUBTENANT:

FreshRealm, Inc.,
a Delaware corporation

By:	/s/ Michael Lippold
Name: Michael Lippold
Title: Chief Executive Officer

exhibit a

PRIMARY LEASE

[Attached]